Exhibit 1.1

Deutsche Fassung	Convenience Translation
Satzung der Jumia Technologies AG	Articles of Association of Jumia Technologies AG

I. ALLGEMEINE BESTIMMUNGEN	I. General Provisions
§ 1 Firma und Sitz	Section 1 Company Name and Registered Seat
(1) Die Firma der Gesellschaft lautet Jumia Technologies AG.	(1) The name of the Company is Jumia Technologies AG.
(2) Die Gesellschaft hat ihren Sitz in Berlin.	(2) The Company has its registered seat in Berlin.
§ 2 Gegenstand des Unternehmens	Section 2 Company Purpose
(1)

Gegenstand des Unternehmens ist die direkte oder indirekte Verwaltung eigener Vermögenswerte, insbesondere die Gründung neuer Unternehmen oder der Erwerb existierender Unternehmen, die Entwicklung und Umsetzung neuer Geschäftskonzepte, der Erwerb, die Verwaltung und die Verfügung über Anteile an anderen Unternehmen und juristischen Personen in Deutschland oder im Ausland sowie die Erbringung von Dienst- und Beratungsleistungen, insbesondere mit Fokussierung auf so unterschiedliche Bereiche wie Internet, Online-Dienste, E-Commerce, Telekommunikation, Medien, Neue Medien, Technologien, Software, IT-Dienstleistungen, Marketing, Vertrieb, Personalbeschaffung, Finanzierung, Programmierung, Projektmanagement sowie Start-Up- und Wachstumsunternehmen.

(1)

The Company’s purpose is the direct or indirect management of its own assets, in particular the incorporation of new companies or the acquisition of existing companies, the development and implementation of new business concepts, the acquisition, management and disposition of shares in other companies and legal entities in Germany or abroad as well as the provision of consulting and other services, in particular with a focus on areas as diverse as Internet, online services, e-commerce, telecommunications, media, new media, technologies, software, IT services, marketing, sales, recruitment, financing, programming, project management and start-up and growth companies.

(2) Die Gesellschaft ist zu allen Handlungen und Maßnahmen berechtigt und kann alle Geschäfte betreiben, die mit dem Gegenstand des Unternehmens zusammenhängen oder ihm unmittelbar oder mittelbar zu dienen geeignet sind. Sie kann auch andere Unternehmen im In- und Ausland gründen, erwerben und sich an ihnen beteiligen sowie solche Unternehmen leiten oder sich auf die Verwaltung der Beteiligung beschränken. Sie kann ihren Betrieb, auch soweit es um die von ihr gehaltenen Beteiligungen geht, ganz oder teilweise durch verbundene Unternehmen	(2)

The Company is entitled to perform all acts and take all steps and conduct all transactions relating to its purpose or which are appropriate to directly or indirectly effect the accomplishment of the Company’s purpose. The Company may also establish or acquire enterprises in Germany or abroad and participate in and manage such enterprises or confine itself to the management of its participation. The Company can completely or partially delegate management of its operations, including its participation in other companies, to affiliated companies or transfer or outsource its

Page 1/ 1

Deutsche Fassung		Convenience Translation

führen lassen oder auf solche übertragen oder auslagern und sich auf die Tätigkeit als geschäftsleitende Holding beschränken. Die Gesellschaft darf auch Zweigniederlassungen und Betriebsstätten im In- und Ausland errichten. Sie kann ihre Tätigkeit auf einen Teil der in Absatz 1 bezeichneten Tätigkeitsfelder beschränken.

operations to such affiliated companies as well as confine itself to operation as a management holding company. The Company may also establish branch offices and permanent establishments in Germany and abroad. The Company may limit its activity to any part of the areas designated in paragraph 1.

§ 3 Bekanntmachungen und Informationsübermittlung		Section 3 Announcements and Communicating Information
(1)	Die Bekanntmachungen der Gesellschaft erfolgen im Bundesanzeiger. Sofern gesetzlich zwingend eine andere Bekanntmachungsform erforderlich ist, tritt an die Stelle des Bundesanzeigers diese Bekanntmachungsform.	(1) Company notices shall be published in the Federal Gazette. If another form of notice is required by mandatory provisions of law, such form shall replace the notice in the Federal Gazette.
(2)	Informationen an die Aktionäre der Gesellschaft können, soweit gesetzlich zulässig, auch im Wege der Datenfernübertragung übermittelt werden. Die Übermittlung von Mitteilungen nach § 125 Abs. 1 i.V.m. § 128 Abs. 1 AktG sowie nach § 125 Abs. 2 AktG ist auf den Weg elektronischer Kommunikation beschränkt. Der Vorstand ist - ohne dass hierauf ein Anspruch besteht - berechtigt, diese Mitteilungen auch auf anderem Weg zu versenden.	(2)

Notices to the shareholders of the Company may, to the extent permitted by law, also be communicated by data transmission. Notices pursuant to Section 125 para. 1 in conjunction with 128 para. 1 of the German Stock Corporation Act (AktG) as well as pursuant to Section 125 para. 2 of the AktG must be delivered by electronic communication. The Management Board is entitled, but not obliged, to deliver such notices also by other means.

II. Grundkapital UND AKTIEN		II. Share Capital and Shares
§ 4 Grundkapital		Section 4 Share Capital
(1)	Das Grundkapital der Gesellschaft beträgt EUR 199.754.122,00 (in Worten: Euro einhundertneunundneunzig Millionen siebenhundertvierundfünfzigtausend einhundertzweiundzwanzig). Es ist eingeteilt in 199.754.122 Stückaktien (Aktien ohne Nennbetrag).	(1)

The share capital of the Company amounts to EUR 199,754,122.00 (spelled out: Euro one hundred ninety-nine million seven hundred fifty-four thousand one hundred twenty-two). It is divided into 199,754,122 no-par value shares (shares without a nominal value).

Das Grundkapital wurde in Höhe von EUR 139.736,00 (in Worten: Euro einhundertneununddreißigtausend siebenhundertsechsunddreißig) durch Formwechsel gemäß §§ 190 ff. UmwG der im Handelsregister des Amtsgerichts Charlottenburg unter HRB 142937 B eingetragenen Africa Internet Holding GmbH mit dem Sitz in Berlin erbracht.

The share capital has been provided in the amount of EUR 139,736.00 (spelled out: Euro one hundred thirty-nine thousand seven hundred thirty-six) by way of transformation pursuant to Sections 190 et seq. of the German Transformation Act (UmwG) of Africa Internet Holding GmbH with registered seat in Berlin, registered in the commercial register of the local court of Charlottenburg under registration number HRB 142937 B.

(2)	Der Vorstand ist ermächtigt, das Grundkapital in der Zeit bis zum 16. Dezember 2023 mit Zustimmung des Aufsichtsrats um insgesamt bis zu EUR 923.648,00 (in Worten: Euro neunhundertdreiundzwanzigtausendsechshundertac	(2)

The Management Board is authorized until 16 December 2023 to increase, once or repeatedly and each time with the consent of the Supervisory Board, the share capital by up to a total amount of EUR 923,648.00 (spelled out: Euro nine hundred

Page 2/ 2

Deutsche Fassung		Convenience Translation

htundvierzig) durch Ausgabe von bis zu 923.648 auf den Inhaber lautenden Stückaktien gegen Bar- und/oder Sacheinlagen, einschließlich Forderungen gegen die Gesellschaft, einmalig oder mehrmals zu erhöhen („Genehmigtes Kapital 2018/I“).

twenty-three thousand six hundred forty-eight) through the issuance of up to 923,648 new no-par value bearer shares against contributions in cash and/or in kind, including claims against the Company (“Authorized Capital 2018/I”).

	Das Bezugsrecht der Aktionäre ist ausgeschlossen.		The subscription rights of the Shareholders are excluded.
	Das Genehmigte Kapital 2018/I dient		The Authorized Capital 2018/I serves
(i)

der Erfüllung von Erwerbsrechten (Optionsrechten), die von der Gesellschaft (oder einem ihrer Rechtsvorgänger) vor der Umwandlung der Gesellschaft in eine Aktiengesellschaft an gegenwärtige und/oder ehemalige Geschäftsführer und/oder Mitarbeiter der Gesellschaft und/oder ihrer direkten und indirekten Tochtergesellschaften und an Dienstleister, Förderer oder Geschäftspartner der Gesellschaft und/oder ihrer direkten und indirekten Tochtergesellschaften gewährt wurden; und

(i)

to fulfil acquisition rights (option rights) that have been granted by the Company (or its legal predecessors) prior to its conversion into a stock corporation to current and/or former managing directors and/or employees of the Company and/or its direct and indirect subsidiaries and to service providers, supporters or business partners of the Company and/or its direct and indirect subsidiaries; and

(ii)

zur Ausgabe von Aktien an der Gesellschaft an Inhaber von Gesellschaftsanteilen an direkten oder indirekten Tochtergesellschaften der Gesellschaft, einschließlich solcher Gesellschaftsanteile an direkten oder indirekten Tochtergesellschaften der Gesellschaft, die von ihrem Inhaber treuhänderisch gehalten werden.

(ii)

to issue shares in the Company to holders of shares in direct or indirect subsidiaries of the Company, including such shares in direct or indirect subsidiaries of the Company which are held in trust by its holder.

Die Aktien, die aus dem Genehmigten Kapital 2018/I geschaffen werden, dürfen nur zu diesen Zwecken ausgegeben werden. Die Kapitalerhöhung ist nur insoweit durchzuführen, wie die Inhaber der ausgegebenen Optionen von ihrem Optionsrecht Gebrauch machen und wie dies zur Ausgabe von Aktien an der Gesellschaft an Inhaber von Gesellschaftsanteilen an direkten oder indirekten Tochtergesellschaften der Gesellschaft, einschließlich solcher Gesellschaftsanteile an direkten oder indirekten Tochtergesellschaften der Gesellschaft, die von ihrem Inhaber treuhänderisch gehalten werden, erforderlich ist.

The shares which will be created from the Authorized Capital 2018/I may only be issued for these purposes. A capital increase may be implemented only to the extent as the holders of the option rights exercise their option rights, and as required to issue shares in the Company to holders of shares in direct or indirect subsidiaries of the Company, including such shares in direct or indirect subsidiaries of the Company which are held in trust by its holder.

	Der Ausgabebetrag der neuen Aktien muss mindestens EUR 1,00 je Aktie betragen und kann durch Bar- und/oder Sacheinlage, einschließlich Forderungen gegen die Gesellschaft, erbracht werden.		The issue amount of the new shares must be at least EUR 1.00 per share and may be paid in cash or in kind, including claims against the Company.

Der Vorstand ist ermächtigt, die weiteren Einzelheiten der Kapitalerhöhung und ihrer Durchführung mit Zustimmung des Aufsichtsrats festzulegen; dies umfasst auch die Festlegung der Gewinnanteilsberechtigung der neuen Aktien, welche für das laufende Geschäftsjahr abweichend von § 60 Abs. 2 AktG festgelegt werden kann. Soweit ein Mitglied des Vorstands durch die

The Management Board is authorized to determine any further details of the capital increase and its implementation, subject to the consent of the Supervisory Board; this also includes the determination of the profit participation with respect to the new shares, which may, in deviation of Section 60 para. 2 of the AktG, also include profit participation for the current fiscal year. To

Page 3/ 3

Deutsche Fassung	Convenience Translation
Optionsrechte begünstigt ist, erfolgt die Festlegung ausschließlich durch den Aufsichtsrat.		the extent that a member of the Management Board is entitled under the option rights, such determinations will be made exclusively by the Supervisory Board.

Der Aufsichtsrat ist ermächtigt, nach Ausnutzung des Genehmigten Kapitals 2018/I oder Ablauf der Frist für die Ausnutzung des Genehmigten Kapitals 2018/I die Fassung der Satzung entsprechend anzupassen.

The Supervisory Board is authorized to adjust the wording of the Articles of Association accordingly after the utilization of the Authorized Capital 2018/I or upon expiry of the period for the utilization of the Authorized Capital 2018/I.

(3)

Das Grundkapital der Gesellschaft ist um bis zu EUR 2.692.876,00 (in Worten: Euro zwei Millionen sechshundertzweiundneunzigtausend achthundertsechsundsiebzig) durch Ausgabe von bis zu 2.692.876 auf den Inhaber lautenden Stammstückaktien bedingt erhöht („Bedingtes Kapital 2019/I“). Das Bedingte Kapital 2019/I dient ausschließlich der Ausgabe von Aktien der Gesellschaft zur Bedienung von Bezugsrechten auf Aktien der Gesellschaft, die an Mitglieder des Vorstands der Gesellschaft und Arbeitnehmer der Gesellschaft sowie an Mitglieder der Geschäftsführungen und Arbeitnehmer von mit der Gesellschaft verbundenen Unternehmen im Sinne der §§ 15 ff. AktG in Form von Aktienoptionen nach Maßgabe des Ermächtigungsbeschlusses der Hauptversammlung vom 15. Februar 2019 gewährt wurden oder werden. Die bedingte Kapitalerhöhung wird nur insoweit durchgeführt, wie nach Maßgabe des Ermächtigungsbeschlusses der Hauptversammlung vom 15. Februar 2019 Aktienoptionen gewährt wurden oder werden, die Inhaber der Aktienoptionen von ihrem Ausübungsrecht Gebrauch machen und die Gesellschaft zur Bedienung der Aktienoptionen keine eigenen Aktien gewährt, wobei für die Gewährung und Abwicklung von Aktienoptionen an die Mitglieder des Vorstands ausschließlich der Aufsichtsrat zuständig ist. Die neuen auf den Inhaber lautenden Stückaktien nehmen vom Beginn des Geschäftsjahres an, in dem die Ausgabe erfolgt, am Gewinn teil. Der auf die ausgegebenen neuen Aktien entfallende anteilige Betrag des Grundkapitals darf insgesamt 10% des Grundkapitals der Gesellschaft, das im Zeitpunkt der Beschlussfassung über die Änderung des Bedingten Kapitals 2019/I durch die Hauptversammlung vom 1. April 2019 vorhanden ist, nicht überschreiten. Auf diese 10%-Grenze ist der anteilige Betrag des Grundkapitals anzurechnen, der auf Aktien entfällt, die aus genehmigtem Kapital, bedingtem Kapital oder aus eigenen Aktien an Mitglieder des Vorstands und Arbeitnehmer der Gesellschaft sowie an Mitglieder der Geschäftsführungen und Arbeitnehmer von mit der Gesellschaft verbundenen Unternehmen im Sinne der §§ 15 ff. AktG bzw. deren Investmentvehikel seit

(3)

The share capital of the Company is conditionally increased by up to EUR 2,692,876.00 (spelled out: Euro two million six hundred ninety-two thousand eight hundred seventy-six) through issuance of up to 2,692,876 new no-par value ordinary bearer shares (“Conditional Capital 2019/I”). The Conditional Capital 2019/I may only be used to issue shares of the Company to fulfil the subscription rights for shares in the Company that have been or will be granted to members of the Management Board of the Company and employees of the Company as well as members of the management and employees of companies affiliated with the Company within the meaning of §§ 15 et seq. AktG in the form of stock options in accordance with the authorizing resolution of the general meeting on 15 February 2019. The conditional capital increase will only be implemented to the extent that stock options have been or will be granted in accordance with the authorizing resolution of the general meeting on 15 February 2019, the holders of the stock options exercise their rights and the Company does not deliver treasury shares to satisfy the stock options, whereas the Supervisory Board shall be exclusively competent regarding the granting and settlement of stock options to the members of the Management Board. The new no-par value bearer shares shall participate in the profits from the beginning of the financial year, in which they are issued. The pro rata amount of the share capital attributable to the new shares issued may not exceed 10% of the share capital of the Company existing at the time of the adoption of the resolution on the Amendment of the Conditional Capital 2019/I by the general meeting on 1 April 2019. Towards this limit shall count the pro rata amount of the share capital attributable to any shares that were issued or transferred from authorized capital, conditional capital or from treasury shares to members of the Management Board of the Company and employees of the Company as well as members of the management and employees of companies affiliated with the Company within the meaning of §§ 15 et seq. AktG, respectively their investment vehicles, in the context of participation programs ever since the

Page 4/ 4

Deutsche Fassung	Convenience Translation

der Beschlussfassung über das Bedingte Kapital 2019/I aus Beteiligungsprogrammen ausgegeben oder übertragen wurden. Zudem darf der anteilige Betrag des Grundkapitals der Gesellschaft, der auf die Aktien bzw. ADS, die die Aktien der Gesellschaft repräsentieren, entfällt, die aus dem Bedingten Kapital 2019/I, zur Bedienung des VRSUP 2019 aus dem Genehmigten Kapital 2019/I sowie aus dem Genehmigten Kapital 2018/I ausgegeben wurden, insgesamt EUR 10.196.556,00 nicht übersteigen. Der Aufsichtsrat ist ermächtigt, die Satzung entsprechend der jeweiligen Inanspruchnahme des Bedingten Kapitals 2019/I und nach Ablauf sämtlicher Ausübungsfristen zu ändern.

resolution on the Conditional Capital 2019/I was adopted. Moreover, any shares or ADS, representing such shares, issued from the Conditional Capital 2019/I, from the restated Authorized Capital 2019/I to serve the VRSUP 2019 and from the Authorized Capital 2018/I shall, in the aggregate, not exceed the amount of EUR 10,196,556.00. The Supervisory Board is authorized to amend the Articles of Association accordingly after the respective utilization of the Conditional Capital 2019/I and upon the expiry of any and all exercise periods.

(4) Das Grundkapital der Gesellschaft ist um bis zu EUR 89.799.708,00 (in Worten: Euro neunundachtzig Millionen siebenhundertneunundneunzigtausend siebenhundertacht) durch Ausgabe von bis zu 89.799.708 auf den Inhaber lautenden Stückaktien bedingt erhöht („Bedingtes Kapital 2021/II“).	(4)

The share capital of the Company is conditionally increased by up to EUR 89,799,708.00 (spelled out: Euro eighty-nine million seven hundred ninety-nine thousand seven hundred eight) by issuing up to 89,799,708 no-par value bearer shares (“Conditional Capital 2021/II”).

Das Bedingte Kapital 2021/II dient der Gewährung von Aktien bei der Ausübung von Wandlungs- oder Optionsrechten bzw. bei der Erfüllung von Wandlungs- oder Optionspflichten an die Inhaber bzw. Gläubiger von Wandelschuldverschreibungen, Optionsschuldverschreibungen, Genussrechten und/oder Gewinnschuldverschreibungen (bzw. Kombinationen dieser Instrumente) (nachstehend gemeinsam „Schuldverschreibungen“), die aufgrund des Ermächtigungsbeschlusses der Hauptversammlung vom 9. Juni 2021 ausgegeben worden sind.

The purpose of Conditional Capital 2021/II is to grant shares to holders or creditors of convertible bonds, options, profit rights and/or profit bonds (or combinations of these instruments) (together “Bonds”) issued on the basis of the authorization granted by the General Meeting of 9 June 2021 upon the exercise of conversion or option rights or the fulfilment of conversion or option obligations.

Die Ausgabe der neuen Aktien erfolgt zu dem nach Maßgabe des Ermächtigungsbeschlusses der Hauptversammlung vom 9. Juni 2021 jeweils festzulegenden Wandlungs- oder Optionspreis. Die bedingte Kapitalerhöhung wird nur insoweit durchgeführt, wie die Inhaber bzw. Gläubiger von Schuldverschreibungen, die von der Gesellschaft oder einer von der Gesellschaft abhängigen oder in ihrem unmittelbaren oder mittelbaren Mehrheitsbesitz stehenden Gesellschaft aufgrund des Ermächtigungsbeschlusses der Hauptversammlung vom 9. Juni 2021 bis einschließlich 8. Juni 2026 ausgegeben bzw. garantiert werden, von ihren Wandlungs oder Optionsrechten Gebrauch machen bzw. Wandlungs- oder Optionspflichten aus solchen Schuldverschreibungen erfüllen oder soweit die Gesellschaft anstelle der Zahlung des fälligen Geldbetrags Aktien der Gesellschaft gewährt und soweit die Wandlungs- oder Optionsrechte bzw. Wandlungs- oder Optionspflichten nicht durch

The new shares are issued based on the conversion or option price to be determined in accordance with the authorization granted by the General Meeting of 9 June 2021. The conditional capital increase will only be implemented to the extent that the holders or creditors of Bonds, which are issued or guaranteed by the Company, dependent companies or by companies in which the Company owns a majority interest either directly or indirectly by including 8 June 2026 based on the authorization granted by the General Meeting of 9 June 2021, exercise any conversion or option right or fulfill any conversion or option obligation under Bonds, or to the extent the Company grants shares in the Company instead of paying the amount due as well as to the extent the conversion or option rights or the conversion or option obligations are not serviced by treasury shares but rather by shares from authorized capital or other consideration.

Page 5/ 5

Deutsche Fassung		Convenience Translation
eigene Aktien, durch Aktien aus genehmigtem Kapital oder durch andere Leistungen bedient werden.
	Die neuen Aktien nehmen von dem Beginn des Geschäftsjahrs an, in dem sie entstehen, und für alle nachfolgenden Geschäftsjahre am Gewinn teil.		The new shares have the right to participate in any profits from the beginning of the financial year in which they are created and for all subsequent financial years.
	Der Vorstand ist ermächtigt, die weiteren Einzelheiten der Durchführung der bedingten Kapitalerhöhung festzusetzen.		The Management Board is authorized to determine the further details of the implementation of the conditional capital increase.

Der Aufsichtsrat ist ermächtigt, die Fassung der Satzung entsprechend der jeweiligen Inanspruchnahme des Bedingten Kapitals 2021/II und nach Ablauf sämtlicher Options- und Wandlungsfristen entsprechend anzupassen.

The Supervisory Board is authorized to amend the Articles of Association accordingly after any utilization of the Conditional Capital 2021/II and upon expiration of all option or conversion periods.
(5)	Der Vorstand ist ermächtigt, das Grundkapital in der Zeit bis einschließlich 8. Juni 2026 mit Zustimmung des Aufsichtsrats um insgesamt bis zu EUR 95.099.982,00 (in Worten: Euro fünfundneunzig Millionen neunundneunzigtausend neunhundertzweiundachtzig) durch Ausgabe von bis zu 95.099.982 auf den Inhaber lautenden Stückaktien gegen Bar- und/oder Sacheinlagen, einschließlich Forderungen gegen die Gesellschaft, einmalig oder mehrmals zu erhöhen („Genehmigtes Kapital 2021/II“).	(5)

The Management Board is hereby authorized until 8 June 2026 including to increase, once or repeatedly and each time with the consent of the Supervisory Board, the share capital by a total amount of up to EUR 95,099,982.00 (in words: Euro nintey-five million ninty-nine thousand nine hundred eighty-two) through the issuance of up to  95,099,982 new no-par value bearer shares against contributions in cash and/or in kind, including claims against the Company (“Authorized Capital 2021/II”).

Den Aktionären ist grundsätzlich ein Bezugsrecht einzuräumen. Die Aktien können dabei nach § 186 Abs. 5 AktG auch von einem oder mehreren Kreditinstitut(en) oder gemäß § 53 Abs. 1 Satz 1 oder § 53b Abs. 1 Satz 1 oder Abs. 7 des Gesetzes über das Kreditwesen tätigen Unternehmen mit der Verpflichtung übernommen werden, sie den Aktionären der Gesellschaft zum Bezug anzubieten (mittelbares Bezugsrecht).

In principle, the shareholders are to be granted subscription rights. The shares may also be subscribed for by one or more credit institution(s) or one or more enterprise(s) operating pursuant to sections 53(1) sentence 1, 53b(1) sentence 1 or 53b(7) of the German Banking Act (Gesetz über das Kreditwesen) with the obligation to offer the shares to the shareholders of the Company pursuant to section 186(5) of the German Stock Corporation Act (indirect subscription right).

	Das Bezugsrecht der Aktionäre ist für eine oder mehrere Kapitalerhöhungen im Rahmen des Genehmigten Kapitals 2021/II ausgeschlossen, wenn		The shareholders’ subscription rights are excluded for one or more capital increases in the context of the Authorized Capital 2021/II:

-
die Ausnutzung des Genehmigten Kapitals 2021/II erfolgt, um bis zu maximal 76.783 neue Aktien der Gesellschaft nach Wahl der Gesellschaft zur Bedienung von Zahlungsansprüchen aus erdienten Virtual Restricted Stock Units, die unter dem Virtual Restricted Stock Unit Program 2019 der Gesellschaft („VRSUP 2019“) an Mitglieder des Vorstands und Arbeitnehmer der

-
if the utilization of the Authorized Capital 2021/II occurs in order to issue up to a maximum of 76,783 new shares of the Company to settle, at the discretion of the Company, claims from vested Virtual Restricted Stock Units granted under the Virtual Restricted Stock Unit Program 2019 of the Company (“VRSUP 2019”) to members of the Management Board of the Company and employees of the Company,

Page 6/ 6

Deutsche Fassung	Convenience Translation

Gesellschaft sowie an Mitglieder der Geschäftsführungen und Arbeitnehmer von mit der Gesellschaft verbundenen Unternehmen im Sinne des § 15 AktG bzw. deren Investmentvehikel nach näherer Maßgabe des VRSUP 2019 gewährt wurden, jeweils gegen Einlage dieser Zahlungsansprüche aus den Virtual Restricted Stock Units auszugeben;

as well as members of the management and employees of companies affiliated with the Company within the meaning of section 15 of the German Stock Corporation Act or their investment vehicles, subject to the details of the VRSUP 2019, in each case against contribution of the claims for payments originated under the Virtual Restricted Stock Units;

-
die Ausnutzung des Genehmigten Kapitals 2021/II erfolgt, um bis zu maximal 332.990 neue Aktien der Gesellschaft nach Wahl der Gesellschaft zur Bedienung von Zahlungsansprüchen aus erdienten Virtual Restricted Stock Units, die unter dem Virtual Restricted Stock Unit Program 2020 der Gesellschaft („VRSUP 2020“) an Mitglieder des Vorstands und Arbeitnehmer der Gesellschaft sowie an Mitglieder der Geschäftsführungen und Arbeitnehmer von mit der Gesellschaft verbundenen Unternehmen im Sinne des § 15 AktG bzw. deren Investmentvehikel nach näherer Maßgabe des VRSUP 2020 gewährt wurden, jeweils gegen Einlage dieser Zahlungsansprüche aus den Virtual Restricted Stock Units auszugeben und / oder

-
if the utilization of the Authorized Capital 2021/II occurs in order to issue up to a maximum of 332,990 new shares of the Company to settle, at the discretion of the Company, claims from vested Virtual Restricted Stock Units granted under the Virtual Restricted Stock Unit Program 2020 of the Company (“VRSUP 2020”) to members of the Management Board of the Company and employees of the Company, as well as members of the management and employees of companies affiliated with the Company within the meaning of section 15 of the German Stock Corporation Act or their investment vehicles, subject to the details of the VRSUP 2020, in each case against contribution of the claims for payments originated under the Virtual Restricted Stock Units and / or

-
die Ausnutzung des Genehmigten Kapitals 2021/II erfolgt, um bis zu maximal 9.000.000 neue Aktien der Gesellschaft nach Wahl der Gesellschaft zur Bedienung von Zahlungsansprüchen aus erdienten Virtual Restricted Stock Units, die unter dem Virtual Restricted Stock Unit Program 2021 der Gesellschaft („VRSUP 2021“) an Mitglieder des Vorstands und Arbeitnehmer der Gesellschaft sowie an Mitglieder der Geschäftsführungen und Arbeitnehmer von mit der Gesellschaft verbundenen Unternehmen im Sinne des § 15 AktG bzw. deren Investmentvehikel nach näherer Maßgabe des VRSUP 2021 gewährt wurden, jeweils gegen Einlage dieser Zahlungsansprüche aus den Virtual Restricted Stock Units auszugeben.

-
if the utilization of the Authorized Capital 2021/II occurs in order to issue up to a maximum of 9,000,000 new shares of the Company to settle, at the discretion of the Company, claims from vested Virtual Restricted Stock Units granted under the Virtual Restricted Stock Unit Program 2021 of the Company (“VRSUP 2021”) to members of the Management Board of the Company and employees of the Company, as well as members of the management and employees of companies affiliated with the Company within the meaning of section 15 of the German Stock Corporation Act or their investment vehicles, subject to the details of the VRSUP 2021, in each case against contribution of the claims for payments originated under the Virtual Restricted Stock Units.

In diesem Fall darf der auf die ausgegebenen neuen Aktien entfallende anteilige Betrag des Grundkapitals insgesamt 10 % des Grundkapitals der Gesellschaft, das im Zeitpunkt der Beschlussfassung über das Bedingte Kapital 2021/III durch die

In this case, the pro rata amount of the share capital attributable to the new shares issued may not exceed 10% of the share capital of the Company existing at the time of the adoption of the resolution of the Conditional Capital 2021/III by the Annual

Page 7/ 7

Deutsche Fassung	Convenience Translation

Hauptversammlung vom 9. Juni 2021 vorhanden ist, nicht überschreiten. Auf diese 10%-Grenze ist der anteilige Betrag des Grundkapitals anzurechnen, der auf Aktien entfällt, die seit der Beschlussfassung über das Bedingte Kapital 2021/III aus genehmigtem Kapital, bedingtem Kapital oder aus eigenen Aktien an Mitglieder des Vorstands und Arbeitnehmer der Gesellschaft sowie an Mitglieder der Geschäftsführungen und Arbeitnehmer von mit der Gesellschaft verbundenen Unternehmen im Sinne des § 15 AktG bzw. deren Investmentvehikel aus Beteiligungsprogrammen ausgegeben oder übertragen wurden.

General Meeting of 9 June2021 being exercised, depending on which is lowest. Towards this limit shall count the pro-rata amount of the share capital attributable to any shares that were issued or transferred from authorized capital, conditional capital or from treasury shares to members of the Management Board of the Company and employees of the Company, as well as members of the management and employees of companies affiliated with the Company within the meaning of section 15 of the German Stock Corporation Act, respectively their investment vehicles, in the context of participation programs ever since the resolution of the Conditional Capital 2021/III was adopted.

Ferner ist der Vorstand ermächtigt, das Bezugsrecht der Aktionäre mit Zustimmung des Aufsichtsrats für eine oder mehrere Kapitalerhöhungen im Rahmen des Genehmigten Kapitals 2021/II auszuschließen,

Further, the Management Board is authorized to exclude shareholders’ subscription rights with the consent of the Supervisory Board for one or more capital increases in the context of the Authorized Capital 2021/II,

- um Spitzenbeträge vom Bezugs-recht auszunehmen;	- in order to exclude fractional amounts from the subscription right;

-
soweit es erforderlich ist, um Inhabern bzw. Gläubigern von Wandelschuldverschreibungen, Optionsschuldverschreibungen, Genussrechten und/oder Gewinnschuldverschreibungen (bzw. Kombinationen dieser Instrumente) (nachstehend gemeinsam „Schuldverschreibungen“), die mit Wandlungs- oder Optionsrechten bzw. Wandlungs- oder Optionspflichten ausgestattet sind und die von der Gesellschaft oder einer unmittelbaren oder mittelbaren Beteiligungsgesellschaft ausgegeben wurden oder noch werden, ein Bezugsrecht auf neue, auf den Inhaber lautende Stückaktien der Gesellschaft in dem Umfang zu gewähren, wie es ihnen nach Ausübung der Options- oder Wandlungsrechte bzw. nach Erfüllung von Wandlungs- oder Optionspflichten als Aktionär zustünde oder soweit die Gesellschaft ein Wahlrecht bezüglich solcher Schuldverschreibungen ausübt, ganz oder teilweise Aktien der Gesellschaft anstelle der Zahlung des fälligen Geldbetrags zu gewähren;

-
to the extent necessary to grant holders or creditors of convertible bonds, options, profit rights and/or profit bonds (or combinations of these instruments) (hereinafter together “Bonds”) with conversion or option rights, or conversion or option obligations, and which were or will be issued by the Company or a direct or indirect subsidiary, subscription rights to new no-par value bearer shares of the Company in the amount to which they would be entitled as shareholders after the exercise of the option or conversion rights, or after fulfilment of the conversion or option obligations or to the extent the Company exercises with regard to such Bonds its right to grant, totally or in part, shares of the Company in lieu of payment of the amount due;

- zur Ausgabe von Aktien gegen Bareinlagen, wenn der Ausgabepreis der neuen Aktien den Börsenpreis der bereits börsennotierten Aktien der Gesellschaft	- to issue shares for cash contributions, provided that the issue price of the new shares is not significantly lower than the stock exchange price of the shares of the

Page 8/ 8

Deutsche Fassung	Convenience Translation

nicht wesentlich im Sinne der §§ 203 Abs. 1 und Abs. 2, 186 Abs. 3 Satz 4 AktG unterschreitet und der auf die unter Ausschluss des Bezugsrechts gemäß § 186 Abs. 3 Satz 4 AktG ausgegebenen neuen Aktien entfallende anteilige Betrag des Grundkapitals insgesamt 10 % des Grundkapitals der Gesellschaft nicht überschreitet, und zwar weder zum Zeitpunkt des Wirksamwerdens noch – wenn dieser Betrag geringer ist – im Zeitpunkt der Ausübung des Genehmigten Kapitals 2021/II. Auf diese Begrenzung von 10 % des Grundkapitals ist der anteilige Betrag des Grundkapitals anzurechnen, der auf Aktien entfällt, (i) die während der Laufzeit des Genehmigten Kapitals 2021/II aufgrund einer Ermächtigung zur Veräußerung eigener Aktien gemäß § 71 Abs. 1 Nr. 8 Satz 5 Halbsatz 2 AktG in Verbindung mit § 186 Abs. 3 Satz 4 AktG unter Ausschluss des Bezugsrechts der Aktionäre veräußert werden; (ii) die zur Bedienung von Schuldverschreibungen mit Wandlungs- oder Optionsrechten bzw. Wandlungs- oder Optionspflichten ausgegeben werden oder auszugeben sind, sofern diese Schuldverschreibungen in entsprechender Anwendung des § 186 Abs. 3 Satz 4 AktG während der Laufzeit des Genehmigten Kapitals 2021/II unter Ausschluss des Bezugsrechts der Aktionäre ausgegeben werden; (iii) die während der Laufzeit des Genehmigten Kapitals 2021/II aus anderem genehmigten Kapital unter Ausschluss des Bezugsrechts der Aktionäre gemäß § 203 Abs. 2 Satz 1 in Verbindung mit § 186 Abs. 3 Satz 4 AktG oder auf der Grundlage sonstiger Kapitalmaßnahmen unter Ausschluss des Bezugsrechts der Aktionäre in entsprechender Anwendung von § 186 Abs. 3 Satz 4 AktG ausgegeben werden;

Company already listed on the stock exchange in the meaning of sections 203(1) and (2), 186(3) sentence 4 of the German Stock Corporation Act and that the proportional amount of the registered share capital attributable to the new shares issued under the exclusion of subscription rights in accordance with section 186(3) sentence 4 of the German Stock Corporation Act does not exceed a total of 10% of the registered share capital of the Company, whether at the time the Authorized Capital 2021/II comes into effect or – in case such amount is lower – is exercised. Towards the above threshold of 10% of the registered share capital shall also count the pro-rata amount of the share capital attributable to any shares, (i) that are sold during the term of the Authorized Capital 2021/II on the basis of an authorization to sell treasury shares pursuant to section 71(1) no. 8 sentence 5 second half sentence in conjunction with section 186(3) sentence 4 of the German Stock Corporation Act subject to the exclusion of shareholders’ subscription rights; (ii) that are issued to satisfy Bonds with conversion or option rights, or conversion or option obligations, provided that such Bonds were issued in analogous application of section 186(3) sentence 4 of the German Stock Corporation Act during the term of the Authorized Capital 2021/II subject to the exclusion of the shareholders’ subscription rights; or (iii) that are issued during the term of the Authorized Capital 2021/II on the basis of other authorized capital, provided that such shares are issued subject to the exclusion of the shareholders’ subscription rights pursuant to section 203(2) sentence 1 in conjunction with section 186(3) sentence 4 of the German Stock Corporation Act or on the basis of other capital measures subject to the exclusion of the shareholders’ subscription rights in analogous application of section 186(3) sentence 4 of the German Stock Corporation Act;

-
zur Ausgabe von Aktien gegen Sacheinlagen insbesondere – aber ohne Beschränkung hierauf – im Rahmen von Unternehmenszusammenschlüssen oder zum Zwecke des (auch mittelbaren) Erwerbs von Unternehmen, Betrieben, Unternehmensteilen, Beteiligungen an

-
to issue shares for contributions in kind, in particular – but not limited thereto – in the context of mergers or for the purpose of (including indirect) acquisitions of companies, businesses, parts of companies, interests in companies or other assets, including claims against the

Page 9/ 9

Deutsche Fassung	Convenience Translation

Unternehmen oder von sonstigen Vermögensgegenständen, einschließlich Forderungen gegen die Gesellschaft oder ihre Konzerngesellschaften, oder zur Bedienung von Schuldverschreibungen, die gegen Sacheinlagen ausgegeben werden;
Company or any of its group companies, or to satisfy Bonds issued for contributions in kind; or

-
zur Durchführung einer Aktiendividende, in deren Rahmen Aktien der Gesellschaft (auch teilweise und/oder wahlweise) gegen Einlage von Dividendenansprüchen der Aktionäre ausgegeben werden (Aktiendividende).
- in order to distribute a dividend in kind, in the context of which shares of the Company (also in part or subject to election) may be issued against contribution of dividend claims (scrip dividend).

Der Vorstand ist ermächtigt, mit Zustimmung des Aufsichtsrats den weiteren Inhalt der Aktienrechte und die Bedingungen der Aktienausgabe festzulegen; dies umfasst auch die Festlegung der Gewinnanteilsberechtigung der neuen Aktien, welche abweichend von § 60 Abs. 2 AktG auch für ein bereits abgelaufenes Geschäftsjahr festgelegt werden kann.

The Management Board is authorized, with the consent of the Supervisory Board, to determine any additional content of the rights attached to the shares and the conditions of the share issue; this includes the determination of the profit participation of the new shares, which may, in deviation from section 60(2) of the German Stock Corporation Act, also participate in the profit of completed fiscal years.

Der Aufsichtsrat ist ermächtigt, nach jeder Ausnutzung des Genehmigten Kapitals 2021/II oder Ablauf der Frist für die Ausnutzung des Genehmigten Kapitals 2021/II die Fassung der Satzung entsprechend anzupassen.

The Supervisory Board is authorized to adjust the wording of the Articles of Association accordingly following any utilization of the Authorized Capital 2021/II or upon expiry of the period for the utilization of the Authorized Capital 2021/II.

(6)

Das Grundkapital der Gesellschaft ist um bis zu EUR 3.700.000,00 (in Worten: Euro drei Millionen siebenhunderttausend) durch Ausgabe von bis zu 3.700.000 auf den Inhaber lautenden Stammstückaktien bedingt erhöht („Bedingtes Kapital 2020/I“). Das Bedingte Kapital 2020/I dient ausschließlich der Ausgabe von Aktien der Gesellschaft zur Bedienung von Bezugsrechten auf Aktien der Gesellschaft, die an Mitglieder des Vorstands der Gesellschaft und Arbeitnehmer der Gesellschaft sowie an Mitglieder der Geschäftsführungen und Arbeitnehmer von mit der Gesellschaft verbundenen Unternehmen im Sinne von § 15 AktG in Form von Aktienoptionen nach Maßgabe des Ermächtigungsbeschlusses der Hauptversammlung vom 9. Juni 2020 gewährt wurden oder werden. Die bedingte Kapitalerhöhung wird nur insoweit durchgeführt, wie nach Maßgabe des Ermächtigungsbeschlusses der Hauptversammlung vom 9. Juni 2020 Aktienoptionen gewährt wurden oder werden, die Inhaber der Aktienoptionen von ihrem Ausübungsrecht Gebrauch machen und die Gesellschaft zur Bedienung der Aktienoptionen keine eigenen Aktien gewährt, wobei für die Gewährung und Abwicklung von Aktienoptionen an die Mitglieder des Vorstands ausschließlich der

(6)

The share capital of the Company is conditionally increased by up to EUR 3,700,000.00 (in words: Euro three million seven hundred thousand) through the issuance of up to 3,700,000 new no-par value ordinary bearer shares (“Conditional Capital 2020/I”). The Conditional Capital 2020/I may only be used to issue shares of the Company to fulfil the subscription rights for shares in the Company that have been or will be granted to members of the Management Board of the Company and employees of the Company as well as members of the management and employees of companies affiliated with the Company within the meaning of section 15 of the German Stock Corporation Act in the form of stock options in accordance with the authorization of the Annual General Meeting of 9 June 2020. The conditional capital increase will only be implemented to the extent that stock options have been or will be granted in accordance with the authorization of the Annual General Meeting of 9 June 2020, the holders of the stock options exercise their rights and the Company does not deliver treasury shares to satisfy the stock options, whereas the Supervisory Board shall be exclusively competent regarding the granting and settlement of stock options to the members of the Management Board. The new no-

Page 10/ 10

Deutsche Fassung	Convenience Translation

Aufsichtsrat zuständig ist. Die neuen, auf den Inhaber lautenden Stückaktien sind ab dem Beginn des letzten Geschäftsjahres, für das die Hauptversammlung zum Zeitpunkt der Ausgabe noch keinen Beschluss über die Gewinnverwendung gefasst hat, gewinnanteilberechtigt. Der auf die ausgegebenen neuen Aktien entfallende anteilige Betrag des Grundkapitals darf insgesamt 10 % des zum Zeitpunkt der Beschlussfassung der Hauptversammlung vom 9. Juni 2020 über die Änderung des Bedingten Kapitals 2020/I bestehenden Grundkapitals der Gesellschaft nicht überschreiten. Auf diese 10%-Grenze ist der anteilige Betrag des Grundkapitals anzurechnen, der auf Aktien entfällt, die seit Beschlussfassung über das Bedingte Kapital 2020/I aus genehmigtem Kapital, bedingtem Kapital oder aus eigenen Aktien an Mitglieder des Vorstands und Arbeitnehmer der Gesellschaft sowie an Mitglieder der Geschäftsführungen und Arbeitnehmer von mit der Gesellschaft im Sinne von § 15 AktG verbundenen Unternehmen bzw. deren Investmentvehikel im Rahmen von Beteiligungsprogrammen ausgegeben oder übertragen worden sind. Der Aufsichtsrat ist ermächtigt, die Fassung der Satzung entsprechend der jeweiligen Inanspruchnahme des Bedingten Kapitals 2020/I und nach Ablauf sämtlicher Ausübungszeiträume entsprechend anzupassen.

par value bearer shares shall participate in the profits from the beginning of the most recent financial year for which, at the time of the issuance, the Annual General Meeting has not yet resolved on the appropriation of any profit. The pro-rata amount of the share capital attributable to the new shares issued may not exceed 10% of the share capital of the Company existing at the time of the adoption of the resolution on the amendment of the Conditional Capital 2020/I by the Annual General Meeting of 9 June 2020. Towards this limit shall count the pro-rata amount of the share capital attributable to any shares that were issued or transferred from authorized capital, conditional capital or from treasury shares to members of the Management Board of the Company and employees of the Company as well as members of the management and employees of companies affiliated with the Company within the meaning of section 15 of the German Stock Corporation Act or their investment vehicles in the context of participation programs ever since the resolution on the Conditional Capital 2020/I was adopted. The Supervisory Board is authorized to amend the wording of the Articles of Association accordingly after any utilization of the Conditional Capital 2020/I or upon the expiry of all exercise periods.

(7)

Das Grundkapital der Gesellschaft ist um bis zu EUR 3.400.000,00 (in Worten: Euro drei Millionen vierhunderttausend) durch Ausgabe von bis zu 3.400.000 auf den Inhaber lautenden Stammstückaktien bedingt erhöht („Bedingtes Kapital 2021/III“). Das Bedingte Kapital 2021/III dient ausschließlich der Ausgabe von Aktien der Gesellschaft zur Bedienung von Bezugsrechten auf Aktien der Gesellschaft, die an Mitglieder des Vorstands der Gesellschaft und Arbeitnehmer der Gesellschaft sowie an Mitglieder der Geschäftsführungen und Arbeitnehmer von mit der Gesellschaft verbundenen Unternehmen im Sinne von § 15 AktG in Form von Aktienoptionen nach Maßgabe des Ermächtigungsbeschlusses der Hauptversammlung vom 9. Juni 2021 gewährt wurden oder werden. Die bedingte Kapitalerhöhung wird nur insoweit durchgeführt, wie nach Maßgabe des Ermächtigungsbeschlusses der Hauptversammlung vom 9. Juni 2021 Aktienoptionen gewährt wurden oder werden, die Inhaber der Aktienoptionen von ihrem Ausübungsrecht Gebrauch machen und die Gesellschaft zur Bedienung der Aktienoptionen keine eigenen Aktien gewährt, wobei für die Gewährung und Abwicklung von Aktienoptionen an die Mitglieder des Vorstands ausschließlich der Aufsichtsrat zuständig ist. Die neuen, auf den

(7)

The share capital of the Company is conditionally increased by up to EUR 3,400,000.00 (in words Euro three million four hundred thousand) through the issuance of up to 3,400,000 new no-par value ordinary bearer shares (“Conditional Capital 2021/III”). The Conditional Capital 2021/IIII may only be used to issue shares of the Company to fulfil the subscription rights for shares in the Company that have been or will be granted to members of the Management Board of the Company and employees of the Company as well as members of the management and employees of companies affiliated with the Company within the meaning of section 15 of the German Stock Corporation Act in the form of stock options in accordance with the authorization of the Annual General Meeting of 9 June 2021. The conditional capital increase will only be implemented to the extent that stock options have been or will be granted in accordance with the authorization of the Annual General Meeting of 9 June 2021, the holders of the stock options exercise their rights and the Company does not deliver treasury shares to satisfy the stock options, whereas the Supervisory Board shall be exclusively competent regarding the granting and settlement of stock options to the members of the Management Board. The new no-par value bearer shares shall participate in the profits from the beginning of the

Page 11/ 11

Deutsche Fassung		Convenience Translation

Inhaber lautenden Stückaktien sind ab dem Beginn des letzten Geschäftsjahres, für das die Hauptversammlung zum Zeitpunkt der Ausgabe noch keinen Beschluss über die Gewinnverwendung gefasst hat, gewinnanteilberechtigt. Der auf die ausgegebenen neuen Aktien entfallende anteilige Betrag des Grundkapitals darf  insgesamt 10% des zum Zeitpunkt der Beschlussfassung der Hauptversammlung vom 9. Juni 2021 über die Schaffung des Bedingten Kapitals 2021/III bestehenden Grundkapitals der Gesellschaft nicht überschreiten. Auf diese 10%-Grenze ist der anteilige Betrag des Grundkapitals anzurechnen, der auf Aktien entfällt, die seit Beschlussfassung über das Bedingte Kapital 2021/III aus genehmigtem Kapital, bedingtem Kapital oder aus eigenen Aktien an Mitglieder des Vorstands und Arbeitnehmer der Gesellschaft sowie an Mitglieder der Geschäftsführungen und Arbeitnehmer von mit der Gesellschaft im Sinne von § 15 AktG verbundenen Unternehmen bzw. deren Investmentvehikel im Rahmen von Beteiligungsprogrammen ausgegeben oder übertragen worden sind. Der Aufsichtsrat ist ermächtigt, die Fassung der Satzung entsprechend der jeweiligen Inanspruchnahme des Bedingten Kapitals 2021/III und nach Ablauf sämtlicher Ausübungszeiträume entsprechend anzupassen.

most recent financial year for which, at the time of the issuance, the Annual General Meeting has not yet resolved on the appropriation of any profit. The pro-rata amount of the share capital attributable to the new shares issued may not exceed 10% of the share capital of the Company existing at the time of the adoption of the resolution on the creation of the Conditional Capital 2021/III by the Annual General Meeting of 9 June 2021. Towards this limit shall count the pro-rata amount of the share capital attributable to any shares that were issued or transferred from authorized capital, conditional capital or from treasury shares to members of the Management Board of the Company and employees of the Company as well as members of the management and employees of companies affiliated with the Company within the meaning of section 15 of the German Stock Corporation Act or their investment vehicles in the con-text of participation programs ever since the resolution on the Conditional Capital 2021/III was adopted. The Supervisory Board is authorized to amend the wording of the Articles of Association accordingly after any utilization of the Conditional Capital 2021/III or upon the expiry of all exercise periods.

§ 5 Aktien		Section 5 Shares
(1)	Die Aktien lauten auf den Inhaber.	(1)	The shares are bearer shares.
(2)	Ein Anspruch der Aktionäre auf Verbriefung ihrer Anteile ist ausgeschlossen, soweit dies gesetzlich zulässig und nicht eine Verbriefung nach den Regeln einer Börse erforderlich ist, an der die Aktie zum Handel zugelassen ist. Die Gesellschaft ist berechtigt, Aktienurkunden auszustellen, die einzelne Aktien (Einzelaktien) oder mehrere Aktien (Sammelaktien) verkörpern. Ein Anspruch der Aktionäre auf Ausgabe von Gewinnanteil- und Erneuerungsscheinen ist ausgeschlossen.	(2)

As far as legally permissible and not required by the rules and procedures of a stock exchange on which the shares are admitted for trading, the right of shareholders to receive share certificates shall be excluded. The Company is entitled to issue share certificates representing individual shares (individual share certificates) or several shares (global share certificates). The shareholders shall have no claim to the issue of dividend or renewal coupons.

(3)	Die Form und den Inhalt von Aktienurkunden, etwaigen Gewinnanteils- und Erneuerungsscheinen setzt der Vorstand fest. Das gleiche gilt für Schuldverschreibungen und Zinsscheine.	(3)	Form and content of share certificates as well as dividend and renewal coupons, if any, shall be determined by the Management Board. The same applies with regard to bonds and interest coupons.

Page 12/ 12

Deutsche Fassung		Convenience Translation
III. VORSTAND		III. MANAGEMENT BOARD
§ 6 Zusammensetzung und Geschäftsordnung		Section 6 Composition and Rules of Procedure
(1)	Der Vorstand besteht aus einem oder mehreren Mitgliedern. Der Aufsichtsrat bestimmt die Zahl der Mitglieder des Vorstands.	(1)	The Management Board consists of one or several members. The number of members of the Management Board shall be determined by the Supervisory Board.
(2)	Der Aufsichtsrat kann einen Vorsitzenden oder mehrere Vorsitzende des Vorstands sowie einen stellvertretenden Vorsitzenden ernennen.	(2)	The Supervisory Board may appoint a Chairperson or several Chairpersons as well as a Deputy Chairperson of the Management Board.
(3)	Die Bestellung von Vorstandsmitgliedern, der Abschluss der Anstellungsverträge und der Widerruf der Bestellung sowie die Änderung und Beendigung der Anstellungsverträge erfolgen durch den Aufsichtsrat. Der Aufsichtsrat kann für den Vorstand eine Geschäftsordnung erlassen.	(3)

The Supervisory Board is responsible for the appointment of members of the Management Board, the conclusion of their employment contracts and the revocation of appointments as well as for any amendment to or termination of Management Board employment contracts. The Supervisory Board may adopt Rules of Procedure for the Management Board.

§ 7 Geschäftsführung und Vertretung der Gesellschaft		Section 7 Management and Representation of the Company
(1)	Der Vorstand leitet die Gesellschaft in eigener Verantwortung. Er hat die Geschäfte der Gesellschaft nach Maßgabe des Gesetzes, der Satzung und der Geschäftsordnung für den Vorstand zu führen. Unbeschadet der Gesamtverantwortung des Vorstands leitet jedes Vorstandsmitglied den ihm durch die Geschäftsordnung zugewiesenen Geschäftsbereich selbstständig.	(1)

The Management Board shall have sole responsibility for the management of the Company. The Management Board shall manage the Company’s business in accordance with the law, the Articles of Association and the Rules of Procedure for the Management Board. Notwithstanding the collective responsibility of the Management Board, the various board members are individually responsible for the management of their respective business divisions as outlined in the Management Board Rules of Procedure.

(2)	Besteht der Vorstand aus mehreren Personen, so wird die Gesellschaft durch zwei Vorstandsmitglieder oder durch ein Vorstandsmitglied gemeinsam mit einem Prokuristen im Sinne der §§ 48 ff. HGB gesetzlich vertreten. Ist nur ein Vorstandsmitglied bestellt oder hat der Aufsichtsrat ein Vorstandsmitglied zur Alleinvertretung ermächtigt, so vertritt es die Gesellschaft allein.	(2)

If the Management Board consists of several members, the Company shall be legally represented by two members of the Management Board or by one member of the Management Board together with the holder of a general commercial power of attorney within the meaning of Section 48 et seq. of the German Commercial Code (HGB). If only one member of the Management Board is appointed or if the Supervisory Board has authorized one member of the Management Board to represent the Company alone, such member shall solely represent the Company.

(3)	Der Aufsichtsrat kann alle oder einzelne Vorstandsmitglieder generell oder für den Einzelfall vom Verbot der Mehrfachvertretung gemäß § 181 2.	(3)	The Supervisory Board may generally or in specific cases issue to all members or to specific members of the Management Board an exemption from the

Page 13/ 13

Deutsche Fassung		Convenience Translation

Alternative BGB befreien; § 112 AktG bleibt unberührt. Im Übrigen wird die Gesellschaft durch Prokuristen im Sinne der §§ 48 ff. HGB oder andere Zeichnungsberechtigte nach näherer Bestimmung des Vorstands vertreten.

prohibition of representing more than one party pursuant to Section 181 2nd alternative of the German Civil Code (BGB); Section 112 of the AktG remains unaffected. The Company is otherwise represented by holders of a general commercial power of attorney within the meaning of Section 48 et seq. of the HGB (Prokuristen) or by other authorized signatories (andere Zeichnungsberechtigte) to be determined by the Management Board.

IV. AUFSICHTSRAT		IV. SUPERVISORY BOARD
§ 8 Zusammensetzung, Wahlen, Amtsdauer		Section 8 Composition, Elections, Term of Office
(1)	Der Aufsichtsrat besteht aus acht (8) Mitgliedern, die von der Hauptversammlung gewählt werden.	(1) The Supervisory Board consists of eight (8) members who shall be elected by the General Meeting.
(2)	Die Mitglieder des Aufsichtsrats werden vorbehaltlich einer anderweitigen Festlegung der Amtszeit bei der Wahl bis zur Beendigung der Hauptversammlung bestellt, die über die Entlastung für das vierte Geschäftsjahr nach dem Beginn der Amtszeit beschließt. Das Geschäftsjahr, in welchem die Amtszeit beginnt, wird hierbei nicht mitgerechnet.	(2)

Unless otherwise specified at the time of their election, the members of the Supervisory Board are elected for a period terminating at the end of the General Meeting that resolves on the formal approval of the members' acts for the fourth fiscal year following the commencement of their term of office. The fiscal year in which the term of office begins shall not be included in this calculation.

(3)	Die Wahl eines Nachfolgers eines vor Ablauf der Amtszeit ausgeschiedenen Mitglieds erfolgt für den Rest der Amtszeit des ausgeschiedenen Aufsichtsratsmitglieds, soweit die Hauptversammlung die Amtszeit des Nachfolgers nicht abweichend bestimmt. Entsprechendes gilt, falls eine Nachwahl wegen Wahlanfechtung notwendig wird.	(3)

If a member of the Supervisory Board leaves office before the end of his/her term, a successor shall be elected for the remaining term of the member who has left office unless the General Meeting specifies a different term of office for such a successor. The same procedure applies if a re-election becomes necessary due to the challenge of an election.

(4)

Die Hauptversammlung kann gleichzeitig Ersatzmitglieder bestellen, die in einer bei der Wahl festzulegenden Reihenfolge an die Stelle vorzeitig oder aufgrund von Wahlanfechtung ausscheidender Aufsichtsratsmitglieder treten. Tritt ein Ersatzmitglied an die Stelle des ausgeschiedenen Mitglieds, so erlischt sein Amt mit Ende der Hauptversammlung, in der eine Nachwahl nach vorstehendem § 8 Abs. 3 stattfindet, spätestens jedoch mit Ablauf der Amtszeit des ausgeschiedenen Aufsichtsratsmitglieds. War das infolge einer Nachwahl ausgeschiedene Ersatzmitglied für mehrere Aufsichtsratsmitglieder bestellt worden, lebt seine Stellung als Ersatzmitglied wieder auf.

		(4)

For members of the Supervisory Board, the General Meeting may, at the time of their election, appoint substitute members who shall replace members of the Supervisory Board leaving office before the end of their term or whose election has been successfully contested in an order to be determined at the time at which such substitute members are appointed. The term of office of such substitute members shall terminate at the end of the General Meeting in which a successor is elected in accordance with Section 8 para. 3 above and at the latest at the end of the term of office of the leaving member. If the substitute member whose term of office has terminated due to the election of a successor was appointed as a substitute member for several members of the Supervisory Board, his/her position as a substitute member shall renew.

Page 14/ 14

Deutsche Fassung		Convenience Translation
(5)

Jedes Aufsichtsratsmitglied und Ersatzmitglied kann sein Amt auch ohne wichtigen Grund durch schriftliche Erklärung gegenüber dem Vorstand oder dem Vorsitzenden des Aufsichtsrats oder, im Falle einer Amtsniederlegung durch den Vorsitzenden, seinem Stellvertreter, mit einer Frist von einem Monat niederlegen. Der Aufsichtsratsvorsitzende kann den Vorsitz gegenüber dem Stellvertreter und der Stellvertreter kann das Stellvertreteramt gegenüber dem Vorsitzenden durch schriftliche Erklärung ohne wichtigen Grund mit einer Frist von einem Monat niederlegen. Der Vorstand, der Aufsichtsratsvorsitzende oder, im Falle der Niederlegung durch den Aufsichtsratsvorsitzenden, sein Stellvertreter, kann einer Verkürzung der vorgenannten Niederlegungsfristen oder einem Verzicht auf die Wahrung der Niederlegungsfristen zustimmen.

		(5)

Each member of the Supervisory Board and each substitute member may resign from office even without good cause by providing one month’s written notice to the Management Board, the Chairperson of the Supervisory Board or, in case of a resignation by the Chairperson, to his/her deputy. The Chairperson of the Supervisory Board can resign from chairmanship with written notice issued to the Deputy and his/her Deputy can resign from his/her Deputy position with written notice issued to the Chairperson, in each case, with or without good cause by providing one month’s notice. The Management Board, the Chairperson of the Supervisory Board, or in case of a resignation by the Chairperson his/her Deputy, may consent to a shortening or waiving the aforementioned periods.

§ 9 Vorsitzender und Stellvertreter		Section 9 Chairman and Deputy Chairman
(1)	Der Aufsichtsrat wählt aus seiner Mitte einen Vorsitzenden und einen Stellvertreter. Die Wahl soll im Anschluss an die Hauptversammlung, in der die Aufsichtsratsmitglieder neu gewählt worden sind, erfolgen; zu dieser Sitzung bedarf es keiner besonderen Einladung. Die Amtszeit des Vorsitzenden und des Stellvertreters entspricht, soweit nicht bei ihrer jeweiligen Wahl eine kürzere Amtszeit bestimmt wird, ihrer Amtszeit als Mitglied des Aufsichtsrats.	(1)

The Supervisory Board elects from among its members a Chairperson and a Deputy Chairperson. The election shall take place following the General Meeting that has elected the new members of the Supervisory Board; no special invitation is necessary for this meeting. The term of office of the Chairperson and his/her Deputy corresponds to their term of office as members of the Supervisory Board unless a shorter term is determined at the time of their respective election.

(2)	Scheidet der Vorsitzende oder sein Stellvertreter vorzeitig aus diesem Amt aus, so hat der Aufsichtsrat jeweils unverzüglich eine Neuwahl vorzunehmen.	(2)	If the Chairperson or his/her Deputy leaves such office before the end of its term, the Supervisory Board shall conduct a new election without undue delay.
(3)	Der Stellvertreter des Vorsitzenden hat in allen Fällen, in denen er bei Verhinderung des Vorsitzenden in dessen Stellvertretung handelt, vorbehaltlich anderer Reglungen in dieser Satzung, die gleichen Rechte und Pflichten wie der Vorsitzende.	(3)

In all cases in which the Chairperson being absent or prevented from performing his office and the Deputy acts on his/her behalf, subject to other provisions of these Articles of Association, he/she has the same rights and obligations as the Chairperson.

(4)	Willenserklärungen des Aufsichtsrats sind im Namen des Aufsichtsrats von dem Vorsitzenden, im Falle seiner Verhinderung von seinem Stellvertreter abzugeben. Der Vorsitzende ist ermächtigt, Erklärungen für den Aufsichtsrat entgegen zu nehmen.	(4)

The Chairperson and, where he is unable to do so, the Deputy Chairperson shall be authorized to submit declarations of intention in the name of the Supervisory Board. The Chairperson is authorized to accept declarations on behalf of the Supervisory Board.

Page 15/ 15

Deutsche Fassung		Convenience Translation
§ 10 Rechte und Pflichten des Aufsichtsrats		Section 10 Rights and Obligations of the Supervisory Board
(1)	Der Aufsichtsrat hat alle Aufgaben und Rechte, die ihm durch Gesetz und die Satzung zugewiesen werden.	(1)	The Supervisory Board shall have all rights and obligations assigned to it by law and by these Articles of Association.
(2)	Der Aufsichtsrat hat in der Geschäftsordnung für den Vorstand oder den Aufsichtsrat oder durch Beschluss zu bestimmen, dass bestimmte Geschäfte oder Arten von Geschäften nur mit seiner Zustimmung vorgenommen werden dürfen.	(2)

The Supervisory Board shall determine within the Rules of Procedure of the Management Board or of the Supervisory Board or by a resolution of its members that certain transactions or types of transactions shall be subjected to its approval.

(3)	Der Aufsichtsrat kann die Zustimmung zu einem bestimmten Kreis von Geschäften widerruflich allgemein oder für den Fall, dass das einzelne Geschäft bestimmten Anforderungen genügt, im Voraus erteilen.	(3)	The Supervisory Board may give revocable consent in advance to a certain group of transactions in general or to individual transactions that meet certain requirements.
(4)	Der Aufsichtsrat ist befugt, Änderungen der Satzung zu beschließen, die nur deren Fassung betreffen.	(4)	The Supervisory Board is entitled to resolve amendments to the Articles of Association if such amendments relate only to the wording of the Articles.
§ 11 Geschäftsordnung und Ausschüsse		Section 11 Rules of Procedure and Committees
(1)	Der Aufsichtsrat gibt sich eine Geschäftsordnung im Rahmen der gesetzlichen Vorschriften und der Bestimmungen dieser Satzung.	(1)	The Supervisory Board shall adopt its own Rules of Procedure in accordance with the law and the provisions of these Articles of Association.
(2)	Der Aufsichtsrat kann nach Maßgabe der gesetzlichen Vorschriften Ausschüsse bilden. Soweit das Gesetz oder die Satzung es zulassen, kann der Aufsichtsrat ihm obliegende Aufgaben, Entscheidungsbefugnisse und Rechte auf seinen Vorsitzenden, einzelne seiner Mitglieder oder aus seiner Mitte gebildete Ausschüsse übertragen. Zusammensetzung, Befugnisse und Verfahren der Ausschüsse werden vom Aufsichtsrat festgelegt.	(2)

The Supervisory Board may set up committees in accordance with the law. To the extent permitted by law or by these Articles of Association, the Supervisory Board may delegate any of its duties, decision-making powers and rights to its Chairperson, to one of its members or to committees established from among its members. The Supervisory Board shall determine the composition, powers and procedures of such committees.

§ 12 Sitzungen und Beschlussfassung des Aufsichtsrats		Section 12 Meetings and Resolutions of the Supervisory Board
(1)	Die Sitzungen des Aufsichtsrats werden vom Vorsitzenden des Aufsichtsrats unter Einhaltung einer Frist von mindestens sieben Tagen einberufen, wobei der Tag der Absendung der Einladung und der Tag der Sitzung nicht mitgerechnet werden. Die Einberufung kann schriftlich, per Telefax, per E-Mail oder mittels sonstiger gebräuchlicher (einschließlich elektronischer) Kommunikationsmittel erfolgen. Der Vorsitzende kann diese Frist in dringenden Fällen abkürzen und	(1)

The Chairperson of the Supervisory Board shall convene the meetings of the Supervisory Board by providing at least seven days’ notice, not including the day on which the invitation is sent and the day of the meeting itself. Notice of meetings may be given in writing, by telefax, by email or any other customary means of communication (including electronic means of communication). In urgent cases the Chairperson may shorten this notice period and may call the meeting orally or by telephone. In all

Page 16/ 16

Deutsche Fassung	Convenience Translation

die Sitzung mündlich oder fernmündlich einberufen. Im Übrigen gelten hinsichtlich der Einberufung des Aufsichtsrats die gesetzlichen Bestimmungen sowie die Regelungen der Geschäftsordnung für den Aufsichtsrat.

		other respects regarding the calling of Supervisory Board meetings the rules provided by law as well as by the Rules of Procedure of the Supervisory Board shall apply.
(2) Die Sitzungen des Aufsichtsrats werden vom Vorsitzenden geleitet.	(2)	Meetings of the Supervisory Board are chaired by the Chairperson.
(3)

Beschlüsse des Aufsichtsrats werden in der Regel in Sitzungen gefasst. Auf Anordnung des Vorsitzenden oder mit Zustimmung aller Mitglieder des Aufsichtsrats können Sitzungen auch in Form einer Telefonkonferenz oder mittels sonstiger elektronischer Kommunikationsmittel (insbesondere Videokonferenz) abgehalten und einzelne Aufsichtsratsmitglieder telefonisch oder mittels sonstiger elektronischer Kommunikationsmittel (insbesondere Videokonferenz) zugeschaltet werden; in diesen Fällen kann die Beschlussfassung im Wege der Telefonkonferenz oder mittels sonstiger elektronischer Kommunikationsmittel (insbesondere Videokonferenz) erfolgen. Abwesende bzw. nicht an der Konferenzschaltung mittels Telefon oder Videokonferenz teilnehmende Aufsichtsratsmitglieder können auch dadurch an der Beschlussfassung des Aufsichtsrats teilnehmen, dass sie schriftliche Stimmabgaben durch ein anderes Aufsichtsratsmitglied überreichen lassen. Darüber hinaus können abwesende Mitglieder ihre Stimme auch im Vorfeld der Sitzung, während der Sitzung oder nachträglich innerhalb einer vom Vorsitzenden des Aufsichtsrats zu bestimmenden angemessenen Frist abgeben. Solche Stimmen können mündlich, fernmündlich, per Telefax, per E-Mail oder mittels sonstiger gebräuchlicher (einschließlich elektronischer) Kommunikationsmittel abgegeben werden. Ein Recht zum Widerspruch gegen die vom Vorsitzenden angeordnete Form der Beschlussfassung besteht nicht.

	(3)

Resolutions of the Supervisory Board shall generally be passed in meetings. At the order of the Chairperson or with the consent of all Supervisory Board members, the meetings of the Supervisory Board may also be held in the form of a telephone conference or by other electronic means of communication (especially by video conference); individual members of the Supervisory Board may connect to the meetings via telephone or by other electronic means of communication (especially by video conference); in such cases resolutions may also be passed by way of the telephone conference or by other electronic means of communication (especially by video conference). Members of the Supervisory Board who are absent from a meeting or who do not participate in a meeting via telephone or video conference can also participate in the passing of resolutions by submitting their votes in writing by way of another Supervisory Board member. In addition, absent members are permitted to cast their vote prior to or during the meeting or following the meeting within a reasonable period as determined by the Chairperson of the Supervisory Board. Such votes may be cast in oral form, by telephone, by telefax, by email or any other customary means of communication (including electronic means of communication). Objections to the form of voting determined by the Chairperson are not permitted.

(4)

Eine Beschlussfassung über Gegenstände der Tagesordnung, die nicht in der der Einladung beigefügten Tagesordnung enthalten waren und auch nicht bis zum dritten Tag vor der Sitzung mitgeteilt worden sind, falls nicht ein dringender Fall eine spätere Mitteilung rechtfertigt, ist nur zulässig, wenn kein Aufsichtsratsmitglied widerspricht. Abwesenden Mitgliedern ist in einem solchen Fall Gelegenheit zu geben, binnen einer vom Vorsitzenden des Aufsichtsrats zu bestimmenden angemessenen Frist schriftlich, mündlich, fernmündlich, per Telefax, per E-Mail oder mittels sonstiger gebräuchlicher (einschließlich elektronischer) Kommunikationsmittel der Beschlussfassung zu widersprechen oder ihre Stimme abzugeben. Der Beschluss wird erst

	(4)

Resolutions on matters not included in the agenda enclosed with the meeting invitation and for which notice has not been provided at least three days prior to the meeting, except in situations where later notification is justified by urgent circumstances, shall only be permitted for consideration if no member of the Supervisory Board objects thereto. In such a case, absent members must be given the opportunity to object to the adoption of such resolutions or to cast their vote in writing, orally, by telephone, telefax, email or any other customary means of communication (including electronic means of communication) within an adequate period of time to be determined by the Chairperson. Such resolutions become effective only after no absent Supervisory Board member has objected within such

Page 17/ 17

Deutsche Fassung		Convenience Translation

wirksam, wenn kein abwesendes Aufsichtsratsmitglied innerhalb der Frist widersprochen hat. Telefonisch oder mittels sonstiger elektronischer Kommunikationsmittel zugeschaltete Mitglieder des Aufsichtsrats gelten als anwesend.

			a period. Members of the Supervisory Board taking part via telephone or other electronic means of communication are considered to be present.
(5)

Beschlüsse können auch außerhalb von Sitzungen (im Sinne von § 12 Abs. 3) schriftlich, mündlich, fernmündlich, per Telefax, per E-Mail oder mittels sonstiger vergleichbarer Kommunikationsmittel sowie in Kombination der vorgenannten Formen, einschließlich im Umlaufverfahren, und in Kombination mit einer Beschlussfassung in einer Sitzung gefasst werden, wenn der Vorsitzende des Aufsichtsrats dies unter Beachtung einer angemessenen Frist anordnet oder sich alle Aufsichtsratsmitglieder an der Beschlussfassung beteiligen. Mitglieder, die sich bei der Beschlussfassung der Stimme enthalten, nehmen in diesem Sinne an der Beschlussfassung teil. Ein Recht zum Widerspruch gegen die vom Vorsitzenden angeordnete Form der Beschlussfassung besteht nicht.

		(5)

Resolution may also be adopted outside of meetings (in the meaning of Section 12 para. 3) in writing, orally, by telephone, by telefax or by email or any other comparable means of communication, whereas the aforementioned forms may also be combined, including by way of circular resolution, or in combination with adopting the resolution in a meeting at the order of the Chairperson of the Supervisory Board if preceded by reasonable notice or if all members of the Supervisory Board participate in the adoption of the resolution. Members who abstain from voting are considered to take part in the resolution. Objections to the form of voting determined by the Chairperson are not permitted.

(6)	Der Aufsichtsrat ist beschlussfähig, wenn mindestens die Hälfte seiner Mitglieder an der Beschlussfassung teilnimmt. Abwesende bzw. nicht telefonisch oder über sonstige elektronische Kommunikationsmittel (insbesondere Videokonferenz) teilnehmende oder zugeschaltete Aufsichtsratsmitglieder, die nach Maßgabe von § 12 Abs. 3 bzw. Abs. 5 ihre Stimme abgeben, sowie Mitglieder, die sich bei der Beschlussfassung der Stimme enthalten, nehmen in diesem Sinne an der Beschlussfassung teil.	(6)

The Supervisory Board has a quorum if at least half of its members take part in the voting. Absent members of the Supervisory Board or members who do not participate or are connected via telephone or via other electronic means of communication (especially via video conference) and who cast their vote in accordance with Section 12 para. 3 or para. 5 above, as well as members who abstain from voting, are considered to take part in the voting for this purpose.

(7)	Beschlüsse des Aufsichtsrats werden, soweit das Gesetz nicht zwingend etwas anderes bestimmt, mit einfacher Mehrheit der abgegebenen Stimmen gefasst. Stimmenthaltungen gelten in diesem Sinne nicht als abgegebene Stimmen. Ergibt eine Abstimmung im Aufsichtsrat Stimmengleichheit, gibt die Stimme des Vorsitzenden des Aufsichtsrats den Ausschlag. Im Falle der Verhinderung des Vorsitzenden des Aufsichtsrats steht dieses Recht seinem Stellvertreter zu.	(7)

Unless otherwise provided by mandatory law, resolutions of the Supervisory Board are passed with a simple majority of the votes cast. Abstentions shall not count as a vote cast in this case. If any vote of the Supervisory Board results in a tie, the vote of the Chairperson of the Supervisory Board shall be decisive. In the absence of the Chairperson of the Supervisory Board, the Deputy Chairperson’s vote shall be decisive.

(8)	Über die Beschlüsse und Sitzungen des Aufsichtsrats (im Sinne von § 12 Abs. 3) sowie über in diesen Sitzungen verabschiedete Beschlüsse sind Niederschriften zu fertigen, die vom Vorsitzenden zu unterzeichnen sind. Beschlüsse außerhalb von Sitzungen (im Sinne von § 12 Abs. 3) werden vom Vorsitzenden schriftlich festgehalten und allen Aufsichtsratsmitgliedern zugeleitet. In der Niederschrift sind Ort und Tag der Sitzung, die Teilnehmer und die Art und Weise ihrer Teilnahme,	(8)

Minutes shall be taken of the resolutions and meetings of the Supervisory Board (in the meaning of Section 12 para. 3) and of the resolutions adopted in such meetings. Such minutes shall be signed by the Chairperson. Resolutions which were adopted outside meetings (in the meaning of Section 12 para. 3) must to be recorded by the Chairperson in writing and shall be made available to all members of the Supervisory Board. The minutes of meetings shall state the place and date of

Page 18/ 18

Deutsche Fassung		Convenience Translation
	die Gegenstände der Tagesordnung, der wesentliche Inhalt der Verhandlung und die Beschlüsse des Aufsichtsrats wiederzugeben.		the meeting, the participants and the manner of their participation, the items on the agenda, the principal contents of the proceedings and the resolutions of the Supervisory Board.
§ 13 Vergütung		Section 13 Compensation
	Die Vergütung der Mitglieder des Aufsichtsrats wird von der Hauptversammlung bewilligt.		The compensation of the members of the Supervisory Board is approved by the General Meeting.
V. HAUPTVERSAMMLUNG		V. General Meeting
§ 14 Ort und Einberufung		Section 14 Place and Convocation
(1)	Innerhalb der ersten acht Monate jedes Geschäftsjahres findet eine ordentliche Hauptversammlung der Aktionäre statt.	(1)	An annual General Meeting shall be held within the first eight months of each fiscal year.
(2)	Die Hauptversammlung wird vorbehaltlich der gesetzlichen Einberufungsrechte des Aufsichtsrats und einer Aktionärsminderheit durch den Vorstand einberufen. Die Hauptversammlung findet nach Wahl des einberufenden Organs am Sitz der Gesellschaft oder am Sitz einer deutschen Wertpapierbörse statt.	(2)

Subject to any existing legal rights authorizing the Supervisory Board and a minority of the shareholders to convene the General Meeting, the General Meeting shall be convened by the Management Board. The General Meeting shall be held, at the option of the body convening the General Meeting, either at the registered seat of the Company or at the place of a German stock exchange.

(3)	Die Hauptversammlung ist mindestens mit der gesetzlich vorgeschriebenen Mindestfrist einzuberufen.	(3)	The General Meeting shall be at least convened within the statutory minimum period.
§ 15 Teilnahme und Ausübung des Stimmrechts		Section 15 Attending and exercise of voting right
(1)	Zur Teilnahme an der Hauptversammlung und zur Ausübung des Stimmrechts sind die Aktionäre berechtigt, die sich rechtzeitig angemeldet und ihren Aktienbesitz nachgewiesen haben. Die Anmeldung muss der Gesellschaft unter der in der Einberufung hierfür mitgeteilten Adresse mindestens sechs Tage vor der Hauptversammlung (Anmeldefrist) zugehen. In der Einberufung kann eine kürzere, in Tagen zu bemessende Frist vorgesehen werden. Der Tag der Hauptversammlung und der Tag des Zugangs der Einberufungsmitteilung sind jeweils nicht mitzurechnen.	(1)

All shareholders who have duly submitted notification of attendance and of evidence of shareholding shall be entitled to attend the General Meeting. This registration must be received by the Company at the address specified in the convening notice at least six days prior to the day of the General Meeting (registration period). The convening notice of the General Meeting may provide for a shorter period to be measured in days. This period does not include the day of the General Meeting or the day of receipt of the convening notice.

(2)	Die Anmeldung muss in Textform (§ 126b BGB) oder auf einem sonstigen, von der Gesellschaft näher zu bestimmenden elektronischen Weg in deutscher oder englischer Sprache erfolgen.	(2)	A shareholder’s registration notification must be in text form (Section 126b German Civil Code (BGB)) or by way of other electronic means as specified by

Page 19/ 19

Deutsche Fassung		Convenience Translation
			the Company in greater detail and must be in German or English.
(3)

Der Nachweis des Aktienbesitzes nach § 15 Abs. 1 ist durch Vorlage eines in Textform (§ 126b BGB) in deutscher oder englischer Sprache erteilten besonderen Nachweises über den Anteilsbesitz durch das depotführende Institut zu erbringen; hierzu genügt eine Bestätigung gemäß § 67c Abs. 3 AktG. Der besondere Nachweis über den Anteilsbesitz hat sich auf den Beginn des 21. Tages vor der Hauptversammlung (Nachweisstichtag) zu beziehen und muss der Gesellschaft unter der in der Einberufung hierfür mitgeteilten Adresse mindestens sechs Tage vor der Hauptversammlung zugehen. In der Einberufung kann eine kürzere, in Tagen zu bemessende Frist vorgesehen werden. Der Tag der Hauptversammlung und der Tag des Zugangs der Einberufungsmitteilung sind jeweils nicht mitzurechnen.

		(3)

The evidence of shareholding pursuant to section 15(1) is to be submitted in the form of proof prepared by a depository institution in text form (section 126b BGB) in the German or English language; hereto a confirmation in accordance with section 67c(3) AktG shall be sufficient. The special proof of ownership of shares must refer to the start of the 21st day prior to the General Meeting (record date) and be received by the Company at the address specified in the notice of the General Meeting at least six days prior to the General Meeting. The convening notice of the General Meeting may provide for a shorter period to be measured in days. This period does not include the day of the General Meeting or the day of receipt of the notice.

(4)	Das Stimmrecht kann durch Bevollmächtigte ausgeübt werden. Die Erteilung einer Vollmacht, ihr Widerruf und der Nachweis der Bevollmächtigung gegenüber der Gesellschaft bedürfen der Textform (§ 126b BGB), sofern in der Einberufung keine Erleichterungen bestimmt werden. Die Einzelheiten für die Erteilung der Vollmachten, ihren Widerruf und ihren Nachweis gegenüber der Gesellschaft werden mit der Einberufung der Hauptversammlung bekannt gemacht. § 135 AktG bleibt unberührt.	(4)

Voting rights may be exercised by proxy. The granting of a proxy, its revocation and the evidence of authority must be provided to the Company in text form (Section 126b BGB) unless the convening notice provides for a less strict form. Details on the granting of the proxy, its revocation and the evidence provided to the Company shall be announced together with the notice convening the General Meeting. Section 135 of the AktG remains unaffected.

(5)	Der Vorstand ist ermächtigt vorzusehen, dass Aktionäre ihre Stimmen, ohne an der Hauptversammlung teilzunehmen, schriftlich oder im Wege elektronischer Kommunikation abgeben dürfen (Briefwahl). Der Vorstand ist auch ermächtigt, Bestimmungen zum Umfang und Verfahren der Rechtsausübung von abwesenden Aktionären nach Satz 1 zu treffen.	(5)

The Management Board is authorized to provide that shareholders may cast their votes in writing or by electronic communication without attending the General Meeting (absentee vote). The Management Board is also authorized to determine the scope and procedure of the exercise of absentee voting rights according to sentence 1.

(6)	Der Vorstand ist ermächtigt vorzusehen, dass Aktionäre an der Hauptversammlung auch ohne Anwesenheit an deren Ort und ohne einen Bevollmächtigten teilnehmen und sämtliche oder einzelne ihrer Rechte ganz oder teilweise im Wege elektronischer Kommunikation ausüben können (Online-Teilnahme). Der Vorstand ist auch ermächtigt, Bestimmungen zum Umfang und Verfahren der Teilnahme und Rechtsausübung der abwesenden Aktionäre nach Satz 1 zu treffen.	(6)

The Management Board is authorized to provide that shareholders may participate in the General Meeting without being present in person at the place of the General Meeting or being represented and may exercise all or specific shareholders' rights in total or in part by electronic communication (online participation). The Management Board is also authorized to determine the scope and the procedure of the exercise of online participation rights of absent shareholders according to sentence 1.

Page 20/ 20

Deutsche Fassung		Convenience Translation
§ 16 Leitung der Hauptversammlung		Section 16 Chair of the General Meeting
(1)

Den Vorsitz in der Hauptversammlung führt der Vorsitzende des Aufsichtsrats. Die Hauptversammlung kann auch von einem anderen Mitglied des Aufsichtsrats oder einem externen Dritten geleitet werden, wenn das Mitglied des Aufsichtsrats oder der externe Dritte vom Aufsichtsrat zu diesem Zweck im Voraus für den Einzelfall oder für eine Mehrzahl von Fällen bestimmt worden ist. Übernimmt weder der Vorsitzende des Aufsichtsrats, noch ein anderes vorher bestimmtes Mitglied des Aufsichtsrats bzw. ein externer Dritter den Vorsitz der Hauptversammlung, wird der Versammlungsleiter unter dem Vorsitz des Aktionärs mit dem höchsten in der Hauptversammlung erschienenen Anteilsbesitz oder seines Vertreters durch die Hauptversammlung gewählt.

		(1)

The General Meeting is chaired by the Chairperson of the Supervisory Board. The General Meeting may also be chaired by any other member of the Supervisory Board or a third party who have been designated in advance by the Supervisory Board for a single instance or multiple instances. If neither the Chairperson of the Supervisory Board, nor another previously-designated member of the Supervisory Board nor another previously designated third party takes the chair of the General Meeting, then the Chairperson of the General Meeting shall be elected by the General Meeting, which election shall be chaired by the shareholder with the highest number of shares present at the General Meeting, or his/her representative.

(2)	Der Versammlungsleiter leitet die Verhandlungen und regelt den Ablauf der Hauptversammlung. Er kann sich hierbei, insbesondere bei der Ausübung des Hausrechts, der Unterstützung von Hilfspersonen bedienen. Er bestimmt die Reihenfolge der Redner und der Behandlung der Tagesordnungspunkte sowie die Form, das Verfahren und die weiteren Einzelheiten der Abstimmung und kann, soweit gesetzlich zulässig, über die Zusammenfassung von sachlich zusammengehörigen Beschlussgegenständen zu einem Abstimmungspunkt entscheiden.	(2)

The Chairperson of the General Meeting chairs the proceedings of the General Meeting and directs the course of the proceedings at the General Meeting. He/she may, particularly in exercising rules of order, make use of assistants. He/she shall determine the sequence of speakers and the consideration of the items on the agenda as well as the form, the procedure and the further details of voting; he/she may also, to the extent permitted by law, decide on the bundling of factually-related resolution items into a single voting item.

(3)	Der Versammlungsleiter ist ermächtigt, das Rede- und Fragerecht zeitlich angemessen zu beschränken. Er kann dabei insbesondere Beschränkungen der Redezeit, der Fragezeit oder der zusammengenommenen Rede- und Fragezeit sowie den angemessenen zeitlichen Rahmen für den ganzen Hauptversammlungsverlauf, für einzelne Gegenstände der Tagesordnung und für einzelne Redner zu Beginn oder während des Verlaufs der Hauptversammlung angemessen festlegen; das schließt insbesondere auch die Möglichkeit ein, erforderlichenfalls die Wortmeldeliste vorzeitig zu schließen und den Schluss der Debatte anzuordnen.	(3)

The Chairperson of the General Meeting is authorized to impose a reasonable time limit on the right to ask questions and to speak. In particular, he may establish at the beginning of or at any time during the General Meeting, a limit on the time allowed to speak or ask questions or on the combined time to speak and ask questions, determine an appropriate time frame for the course of the entire General Meeting, for individual items on the agenda or individual speakers; he may also, if necessary, close the list of requests to speak and order the end of debate.

§ 17 Übertragung der Hauptversammlung		Section 17 Transmission of the General Meeting
(1)	Der Vorstand ist ermächtigt, die Bild- und Tonübertragung der Hauptversammlung zuzulassen. Die näheren Einzelheiten regelt der Vorstand.	(1) The Management Board is authorized to allow an audio-visual transmission of the General Meeting. The details shall be determined by the Management Board.

Page 21/ 21

Deutsche Fassung	Convenience Translation
(2) Die Teilnahme von Mitgliedern des Aufsichtsrats an der Hauptversammlung kann in Abstimmung mit dem Versammlungsleiter im Wege der Bild- und Tonübertragung erfolgen, sofern das Mitglied des Aufsichtsrats seinen Wohnsitz im Ausland hat oder am Tag der Hauptversammlung an der Teilnahme der Hauptversammlung verhindert ist.	(2)

Members of the Supervisory Board may be allowed to participate in the General Meeting by means of audio and video transmission in coordination with the Chairperson of the General Meeting, provided that the member of the Supervisory Board resides abroad or is unable to attend the General Meeting on the day of the General Meeting.

§ 18 Beschlussfassung	Section 18 Voting
(1) Jede Aktie gewährt in der Hauptversammlung eine Stimme.	(1) Each share carries one vote in the General Meeting.
(2) Beschlüsse der Hauptversammlung werden mit einfacher Mehrheit der abgegebenen Stimmen und, soweit eine Kapitalmehrheit erforderlich ist, mit der einfachen Mehrheit des bei der Beschlussfassung vertretenen Grundkapitals gefasst, sofern nicht das Gesetz oder diese Satzung zwingend etwas anderes vorschreibt; dies gilt insbesondere für Kapitalerhöhungen gegen Einlagen (§ 182 Abs. 1 Satz 2 AktG), Kapitalerhöhungen aus Gesellschaftsmitteln (§§ 207 Abs. 2 Satz 1, 182 Abs. 1 Satz 2 AktG) und Satzungsänderungen mit Ausnahme der Änderung des Gegenstands des Unternehmens (§ 179 Abs. 2 Satz 2 AktG).	(2)

Resolutions of the General Meeting shall pass with a simple majority of the votes cast, and, in so far as a majority of the share capital is necessary for a passing vote, with a simple majority of the registered share capital represented at the voting, unless mandatory law or these Articles of Association stipulate otherwise; this applies in particular to capital increases against contributions (Section 182 para. 1 sentence 2 of the AktG), capital increases from the Company’s own funds (Sections 207 para. 2 sentence 1, 182 para. 1 sentence 2 of the AktG) and amendments to these Articles of Association, except for a change of the company purpose (Section 179 para. 2 sentence 2 of the AktG).

VI. JAHRESABSCHLUSS und Gewinnverwendung	VI. annual Financial Statements and Appropriation of Profit
§ 19 Geschäftsjahr	Section 19 Fiscal Year
Das Geschäftsjahr der Gesellschaft ist das Kalenderjahr.	The fiscal year of the Company is the calendar year.

Page 22/ 22

Deutsche Fassung		Convenience Translation
§ 20 Jahresabschluss		§ 20 Annual Financial Statements
(1)	Der Vorstand hat den Jahresabschluss und den Lagebericht sowie, soweit gesetzlich vorgeschrieben, den Konzernabschluss und den Konzernlagebericht für das vergangene Geschäftsjahr innerhalb der gesetzlichen Fristen aufzustellen und diese Unterlagen unverzüglich dem Aufsichtsrat und dem Abschlussprüfer vorzulegen. Zugleich hat der Vorstand dem Aufsichtsrat einen Vorschlag vorzulegen, den er der Hauptversammlung für die Verwendung des Bilanzgewinns machen will.	(1)

The Management Board shall prepare the annual financial statements and the management report as well as, where required by law, the consolidated financial statements and the group management report for the preceding fiscal year within the statutory terms, and submit these documents without undue delay to the Supervisory Board and the auditors. At the same time the Management Board shall submit to the Supervisory Board a proposal for the appropriation of the distributable profit (Bilanzgewinn) that shall be presented to the General Meeting.

(2)	Sofern Vorstand und Aufsichtsrat den Jahresabschluss feststellen, sind sie ermächtigt, den Jahresüberschuss, der nach Abzug der in die gesetzliche Rücklage einzustellenden Beträge und eines Verlustvortrags verbleibt, zum Teil oder ganz in andere Gewinnrücklagen einzustellen. Die Einstellung eines größeren Teils als der Hälfte des Jahresüberschusses ist nicht zulässig, soweit die anderen Gewinnrücklagen die Hälfte des Grundkapitals übersteigen oder nach der Einstellung übersteigen würden.	(2)

If the Management Board and the Supervisory Board approve the annual financial statements, they shall be authorized to allocate the net income for the financial year, which remains after deduction of the amounts which must be allocated to statutory reserves and losses carried forward, in whole or in part, to other retained earnings. They shall not be permitted to allocate to retained earnings an amount exceeding half of the net income for the financial year to the extent that other retained earnings exceed half of the registered share capital or after such allocation would exceed half of the registered share capital.

§ 21 Gewinnverwendung und ordentliche Hauptversammlung		§ 21 Appropriation of Profit and Ordinary General Meeting
(1)	Die Hauptversammlung beschließt alljährlich in den ersten acht Monaten des Geschäftsjahres über die Verwendung des Bilanzgewinns, über die Entlastung der Mitglieder des Vorstands und des Aufsichtsrats und über die Wahl des Abschlussprüfers (ordentliche Hauptversammlung) sowie in den im Gesetz vorgesehenen Fällen über die Feststellung des Jahresabschlusses.	(1)

The appropriation of distributable profits, formal approval of the acts of members of the Management Board and the Supervisory Board, the election of the auditor (ordinary General Meeting) and, to the extent required by law, the approval of financial statements shall be determined annually by a resolution of the General Meeting within the first eight months of each fiscal year.

(2)	Die Anteile der Aktionäre am Gewinn bestimmen sich nach dem Anteil am Grundkapital des jeweiligen Aktionärs.	(2)	Shareholder profits shares are determined in proportion to the number of shares in the registered share capital held by each respective shareholder.
(3)	Im Falle der Erhöhung des Grundkapitals kann die Gewinnbeteiligung der neuen Aktien abweichend von § 60 Abs. 2 AktG bestimmt werden.	(3)	In case of an increase in share capital, the participation of the new shares in the profit sharing may be determined in divergence from Section 60 para. 2 of the AktG.
(4)	Die Hauptversammlung kann anstelle oder neben einer Barausschüttung eine Verwendung des Bilanzgewinns im Wege einer Sachausschüttung beschließen. Sie kann in dem Beschluss über die	(4)	The General Meeting may resolve to distribute the distributable profit by way of a dividend in kind in addition to or instead of a cash dividend. The General Meeting may allocate further amounts to

Page 23/ 23

Deutsche Fassung	Convenience Translation
Verwendung des Bilanzgewinns Beträge in Gewinnrücklagen einstellen oder als Gewinn vortragen.	retained earnings or carry such amounts forward as profit in the resolution on the appropriation of distributable profits.
VII. SCHLUSSBESTIMMUNGen	VII. Final Provisions
§ 22 Formwechselaufwand	§ 22 Costs of Transformation

Die Kosten des Formwechsels der Gesellschaft in die Rechtsform der Aktiengesellschaft (insbesondere Notar- und Gerichtsgebühren, Kosten der Veröffentlichung, Steuern, Prüfungs- und Beratungskosten) trägt die Gesellschaft bis zu einem Betrag von EUR 200.000,00.

The costs associated with changing the legal form of the Company into a stock corporation (in particular the notary and court fees, publication fees, taxes, audit fees and consultants fees) shall be borne by the Company in an amount up to EUR 200,000.00.

§ 23 Sprachfassung	§ 23 Language Version
Die deutsche Sprachfassung dieser Satzung ist maßgeblich. Die englische Sprachfassung ist nicht Teil der Satzung und nur eine unverbindliche Übersetzung.	The German language version of these Articles of Association shall prevail. The English version is not part of these Articles of Association and only a non-binding convenience translation.

Berlin, 10. November 2021 / 10 November 2021

L.S.

gezeichnet/signed C. Steinke
Christian Steinke, Notar/Notary

Page 24/ 24